As filed with the Securities and Exchange Commission on December 1, 2006

Registration No. 333-__________

____________________________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ION NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-2413505
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

120 Corporate Blvd.

South Plainfield, New Jersey 07080

(908) 546-3900

 (Address, including zip code of registrant’s principal executive offices)

ION NETWORKS, INC. 2006 STOCK INCENTIVE PLAN

(Full title of the Plan)

Mr. Norman E. Corn

President and Chief Executive Officer

120 Corporate Blvd.

South Plainfield, New Jersey 07080

(908) 546-3900

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

_______

With a Copy to:

Scott Warren Goodman, Esq.

Pitney Hardin LLP

PO Box 1945

Morristown, New Jersey  07962-1945

(973) 966-6300

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum Offering price per share (2)	Proposed maximum Aggregate offering Price (2)	Amount of Registration fee
Common Stock, par value $0.001 per share	9,000,000 shares	$0.105	$945,000	$101.12

__________________________

(1)

These 9,000,000 shares are available for issuance under the Registrant’s 2006 Stock Incentive Plan (the “Plan”), and include 2,000,000 shares previously available under the Registrant’s 1998 Stock Option Plan, and 3,000,000 shares previously available under the Registrant’s 2000 Stock Option Plan, which are or may become available for issuance under the Plan.  This Registration Statement also covers such indeterminable number of shares of common stock as may become subject to the Plan as a result of the anti-dilution provisions thereof.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Securities Act Rules 457(c) and 457(h), based on the average of the bid and asked price per share of the Registrant’s common stock, as reported on the Nasdaq OTC Bulletin Board on November 29, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.

Plan Information.

Not filed with this Registration Statement.

ITEM 2.

Registrant Information and Employee Plan Annual Information.

Not filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.

Incorporation of Documents by Reference.

The following documents filed by ION Networks, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement:

1.

The Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005, filed with the SEC on March 29, 2006 (as amended on June 2, 2006).

2.

The Company’s Quarterly Reports on Form 10-QSB filed with the SEC on May 16, 2006 (as amended on June 2, 2006), August 14, 2006, and November 14, 2006.

3.

The Company’s Current Reports on Form 8-K filed with, or furnished to, the SEC on March 16, 2006, May 1, 2006, June 30, 2006, and November 14, 2006.

4.

The description of the Company’s common stock, no par value per share, set forth in the Registration Statement on Form SB-2 filed by the Company with the SEC on April 22, 2005, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating such descriptions.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, hereby are incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

ITEM 4.

Description of Securities.

Not applicable.

ITEM 5.

Interests of Named Experts and Counsel.

Not applicable.

ITEM 6.

Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company has broad powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended.

Our certificate of incorporation limits the liability of our directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (i) breach of the directors’ duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and (iv) any transaction from which the director derives an improper personal benefit.  Our certificate of incorporation also requires us to indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy and is, therefore, unenforceable.

Insurance.  The Company maintains insurance policies insuring the Company’s directors and officers against liability for wrongful acts or omissions arising out of their positions as directors and officers, subject to certain limitations

ITEM 7.

Exemption from Registration Claimed.

Not applicable.

ITEM 8.

Exhibits.

Exhibit No.	Description
5	Opinion Letter of Pitney Hardin LLP regarding legality of securities
23.1	Consent of Marcum & Kliegman LLP
23.2	Consent of Pitney Hardin LLP (contained in the opinion letter included as Exhibit 5)
24	Power of Attorney for Directors and Executive Officers

ITEM 9.

Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of South Plainfield, State of New Jersey, on November 8, 2006.

ION NETWORKS, INC.
Date: November 8, 2006	By: /s/ Norman E. Corn Norman E. Corn Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ NORMAN E. CORN Norman E. Corn	Chief Executive Officer and Director (Principal Executive Officer)	November 8, 2006
/s/ STEPHEN DEIXLER Stephen Deixler	Chairman of the Board	November 8, 2006
/s/ FRANK S. RUSSO Frank S. Russo	Director	November 8, 2006
/s/ PHILIP LEVINE Philip Levine	Director	November 8, 2006
/s/ PATRICK E. DELANEY Patrick E. Delaney	Chief Financial Officer (Principal Accounting Officer)	November 8, 2006

INDEX TO EXHIBITS

Exhibit No.	Description
5	Opinion Letter of Pitney Hardin LLP regarding legality of securities
23.1	Consent of Marcum & Kliegman LLP
23.2	Consent of Pitney Hardin LLP (contained in the opinion letter included as Exhibit 5)
24	Power of Attorney for Directors and Executive Officers

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